FIRST COMMUNITY CORPORATION

NON EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

Amended and Restated

Effective as of January 1, 2021

1.	Purpose

The Plan is hereby established to permit non-employee directors of First Community Corporation and its subsidiaries, in recognition of their contributions to the Corporation and such subsidiaries, to receive Shares in the manner described below. The Plan is intended to enable the Corporation to attract, retain and motivate qualified directors and to enhance the long-term mutuality of interest between directors and shareholders of the Corporation. The purpose of the Plan is to provide non-employee directors of the Corporation with an opportunity to defer their cash Compensation for Corporation stock.

2.	Effective Date

This Plan became effective on August 15, 2006, and is hereby amended and restated effective as of January 1, 2021.

3.	Definitions

In this Plan, the following definitions apply:

“account” means the account maintained by the Corporation for deferred stock units credited under Section 6.

“Administrator” means the Secretary of the Corporation, or a designated third party administrator.

“Annual Deferral Amount” shall mean that portion of a Participant’s director fees that a Participant defers in accordance with Section 5 for any one Plan year, without regard to whether such amounts are withheld and credited during such Plan year. In the event of a Participant’s Retirement, Disability, death or other separation from service with the Corporation and all subsidiaries prior to the end of a Plan year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

“Board” means the board of directors of the Corporation.

“Change in Control” shall mean any “change in control event” as defined in accordance with Code Section 409A and related Treasury guidance and Regulations.

“Compensation” shall mean the annual retainer fees earned by a non-employee director for service as a director of the Corporation or any subsidiary, the annual retainer fee, if any, earned by a non-employee director for service as a member of a committee of the Board or of the board of directors of any subsidiary; and any fees earned by a non-employee director for attendance at meetings of the Board or the board of directors of any subsidiary and of any of their committees.

“Corporation” means First Community Corporation, a South Carolina corporation, and its successors.

“Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited or debited to the Participant’s Deferral Account in accordance with this Plan, less (iii) all distributions made to the Participant or his or her beneficiary pursuant to this Plan that relate to his or her Deferral Account.

“deferred stock unit” means a credit to a Participant’s Account under Section 6(b) that represents the right to receive a number of Corporation Shares based on the deferred amount divided by the Fair Market Value of one Share as of the date the account is credited.

“Disability” or “Disabled” shall mean that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Participant’s employer. For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration, or if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements in the preceding sentence.

“Fair Market Value” shall mean for any date, with respect to a Share, the consolidated closing bid price of a Share as reported by the NASDAQ Stock Market (or the exchange on which the Shares then trade, if not then listed on the NASDAQ Stock Market) with respect to such date (and if such date is not a trading day, then the consolidated closing bid price of a Share as of the most recent trading day preceding such date).

“Non-employee director” means a member of the Board who is not also an employee of the Corporation or any subsidiary or other affiliate of the Corporation.

“Participant” means each non-employee director who elects to defer Compensation under this Plan.

“Plan” means this First Community Corporation Amended and Restated Non-Employee Director Deferred Compensation Plan, as it may be amended from time to time.

“Retire” or “Retired” or “Retirement” shall mean separation from service by a director with the Corporation and all subsidiaries, as provided in the Bylaws of First Community Corporation, Article 3, Section 6.

“Share” means a share of common stock of the Corporation.

“Termination of the Plan” shall mean a determination by the Board that (i) all of its Participants shall no longer be eligible to participate in the Plan, (ii) no new deferral elections for such Participants shall be permitted, and (iii) such Participants shall no longer be eligible to receive Corporation contributions under this Plan.

“Unforeseeable Emergency” shall mean a severe financial hardship of the Participant or his or her beneficiary resulting from (i) an illness or accident of the Participant or beneficiary, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152(a)), (ii) a loss of the Participant’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Board but such determination to be made in compliance with Code Section 409A and related Treasury guidance and Regulations.

4.	Administration

The Board and, subject to the oversight of the Board, the Administrator shall have authority to administer the Plan, including conclusive authority to construe and interpret the Plan, to establish rules, policies, procedures, forms, and notices for use in carrying out the Plan, and to make all other determinations necessary or desirable for administration of the Plan.

5.	Election to Defer Compensation

On or before December 31 of any calendar year, a non-employee director may elect to defer receipt of all or any part of any Compensation payable in respect of the calendar year following the year in which such election is made, and to have such amounts credited to a Deferral Account. Any person who shall become a non-employee director during any calendar year may elect, not later than the 30th day after his or her term as a director begins, to defer payment of all or any part of his or her Compensation payable for the portion of such calendar year following such election.

(a)	Amount of Deferral. A non-employee director may elect to defer receipt of all or a specified portion of the annual Compensation otherwise thereafter payable to such director into Corporation stock.

(b)	Manner of Electing Deferral. An election to defer Compensation shall be made by giving written notice to the Administrator in the form approved by the Administrator. Such notice shall include:

(1)	the percentage of Compensation to be deferred, and

(2)	an election for the account to be settled in a lump-sum payment.

(c)	Time of Election; Effectiveness;

(1)	An election to defer Compensation for a calendar year of service shall be made by a non-employee director prior to the right to receive any Compensation for such calendar year of service. An election to defer must be made before the end of the Participant’s taxable year preceding such calendar year of service (service period).

(2)	Deferral elections for a calendar year are irrevocable and expire at the end of each year.

6.	Deferred Compensation Account

(a)	Establishment of Account. The Corporation will maintain a Deferral Account for each Participant.

(b)	Deferred Stock Unit Account. Participants are electing to defer Compensation in the form of stock; the aggregate amount of Compensation that would otherwise have been payable to a Participant during any applicable calendar quarter but was deferred by the Participant in accordance with this Plan will be credited to the Participant’s account as of the last day of such calendar quarter as a number of deferred stock units equal to (i) such otherwise payable amount, divided by (ii) the Fair Market Value of a Share as of such last day of such calendar quarter (and prior to such deemed crediting date, such deferred amounts shall not accrue interest); provided that if a distribution of a Participant’s entire account will occur pursuant to Section 8 of this Plan prior to the end of an applicable calendar quarter, then, with respect to such applicable calendar quarter, the Participant’s account will be credited with a number of deferred stock units equal to (a) the aggregate amount of Compensation that would otherwise have been payable to the Participant during such applicable calendar quarter as of or before such distribution but was deferred by the Participant in accordance with this Plan, divided by (b) the Fair Market Value of a Share as of five business days before the date of such distribution. In addition, on each date on which a cash dividend is payable on the Shares, the Participant’s account shall be credited with a number of deferred stock units equal to (i) the per Share cash dividend times the number of deferred stock units credited to the Participant’s account as of the record date of such dividend, divided by (ii) the Fair Market Value of a Share as of the payment date for such dividend; provided that if the distribution of the Participant’s entire account will occur pursuant to Section 8 of this Plan between a dividend record date and the dividend payment date, then the Participant’s account will be credited with a number of deferred stock units equal to (a) the per Share cash dividend times the number of deferred stock units credited to the Participant’s account as of the record date of such dividend, divided by (b) the Fair Market Value of a Share as of such dividend record date. Accounts shall be credited with fractional deferred stock units, rounded to the third decimal place.

(c)	Adjustments. In the event that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, or other similar event affects the Shares such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under the Plan, then the Administrator shall adjust the number and kind of shares which thereafter may be awarded under the Plan so that an enlargement of the benefits or potential benefits under the Plan does not occur.

(d)	Unfunded Status. The Corporation shall be under no obligation to establish a fund or reserve in order to pay the benefits under the Plan. The Deferral Account represents a contractual obligation of the Corporation to deliver Shares to a director as provided herein. The Corporation has not segregated or earmarked any Shares or any of the Corporation’s assets for the benefit of a director or his/her beneficiary or estate, and the Plan does not, and shall not be construed to, require the Corporation to do so. The director and his/her beneficiary or estate shall have only an unsecured, contractual right against the Corporation with respect to any deferred stock units granted or amounts credited to a Participant’s Deferral Account hereunder, and such right shall not be deemed superior to the right of any other creditor. Deferred stock units shall not be deemed to constitute options or rights to purchase Shares.

7.	Valuation

The value of an account as of any date on which a settlement payment is to be made under Section 8 shall be an amount equal to the number of deferred stock units then credited to the account.

8.	Settlement At Termination of Service as a Director

(a)	Lump Sum. On the 30th day (or the following business day if the 30th day is not a business day) following a Participant’s separation from service (as defined in Code Section 409A and the related Treasury guidance and Regulations), a Participant shall receive his entire deferred balance in a lump sum of Shares.

(b)	Payment on Death. In the event of a Participant’s death, an amount of Shares equal to the remaining value of the deferred stock unit account as determined in Section 7 shall be paid in a single payment to the Participant’s estate or permitted designated beneficiary on the 30th day following the Participant’s death (or the following business day if the 30th day is not a business day) .

(c)	Change in Control. Upon a Change in Control, Participants will receive a number of Shares (or shares of the acquiring company) equal to their deferred stock unit account balance upon the closing of the Change in Control transaction or, if there is no closing date, then on the 60th day following the Change in Control.

(d)	Disability. Upon Disability, Participants will receive a number of Shares equal to their deferred stock unit account balance on the 30th day (or the following business day if the 30th day is not a business day) following the Disability event.

(e)	No early withdrawal. No withdrawal may be made from a Participant’s account except as provided in this Section 8 or for an “Unforeseeable Emergency” as defined in Section 3 of this Plan. In the event of an Unforeseeable Emergency, a Participant will receive a number of Shares up to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution) of the deferred stock unit account as determined in Section 6. Such amount shall be paid in a single payment one month from such Unforeseeable Emergency. Payments for an Unforeseeable Emergency shall not cancel the Participant’s annual election to defer compensation.

(f)	Stock settlement only. Settlement of accounts under this Plan shall be made only in Shares.

9.	Beneficiary Designation

Participants may designate a beneficiary to be paid any amounts remaining unpaid under this Plan on the death of the Participant, provided that such designation will only be given effect if the designation is expressly authorized as a non-testamentary transfer under applicable laws of descent and distribution as determined by the Administrator.

Beneficiary designations shall be subject to such forms, requirements and procedures as the Administrator may establish from time to time.

10.	Non-Assignability

The right of a Participant to receive any unpaid portion of the Participant’s account may not be assigned or transferred except by will or the laws of descent and distribution (including permitted beneficiary designations under Section 9), and may not be pledged or encumbered or be subject to attachment, execution, or levy of any kind.

11.	Amendment and Termination

This Plan may be amended, modified or terminated by the Board at any time, provided that no such amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to amounts accrued in the Participant’s account.

12.	Governing Law

This Plan and all actions taken under it shall be governed by the laws of the State of South Carolina, without reference to conflict of law principles.

13.	Severability

If any provision of this Plan shall be deemed illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable.

14.	Compliance

Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted (i) in a manner consistent with that intent, and (ii) in accordance with Code Section 409A and related Treasury guidance and Regulations.

The Administrator is authorized to take such steps as may be necessary including, without limitation, delaying effectiveness of a Participant’s election or delaying settlement of an account, in order to ensure that this Plan and all actions taken under it comply with any law, regulation, or listing requirement which the Administrator deems applicable or desirable, including the exemption provided by Rule 16b-3 under the Securities Exchange Act of 1934, provided that any such step shall be limited by and made in accordance with Code Section 409A and related Treasury guidance and Regulations.